LIMITED PARTNERSHIP AGREEMENT

                                        of

                              DAKA RESTAURANTS, L.P.

                              As of February 8, 1995

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                                 TABLE OF CONTENTS

                                                                   Page

ARTICLE I	GENERAL PROVISIONS                                          1

1.01 Formation of the Partnership                                     1
1.02	Name of the Partnership                                          1
1.03	Purpose of the Partnership                                       2
1.04 Referral of Business Opportunities                               2
1.05	Place of Business of the Partnership                             3
1.06	Duration of the Partnership                                      3
1.07	Partners' Names and Addresses                                    3
1.08	Liability of the General Partner                                 3
1.09	Title to Partnership Property                                    4

ARTICLE II	TRANSFER OF ASSETS                                         4

2.01	Cash Investment by Daka                                          4
2.02	Transfer of Business by ServiceMaster                            4
2.03	Limitation on Certain Transfers by the Partnership               4

ARTICLE III	BOOKS, RECORDS AND BANK ACCOUNTS                          5

3.01	Books                                                            5
3.02	Fiscal Year and Accounting Principles                            5
3.03	Reports                                                          6
3.04	Bank Accounts                                                    6

ARTICLE IV	CAPITAL CONTRIBUTIONS; TAX MATTERS                         7

4.01	Capital Contributions and Advances                               7
4.02	Capital Accounts                                                 7
4.03	Percentage Interests                                             8
4.04	Allocation of Profit and Losses                                  8
4.05	Section 704(c) Items                                             9

ARTICLE V	CASH DISTRIBUTIONS                                          9

5.01	Ordinary Distributions                                           9
5.02	Special Distribution                                             9

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ARTICLE VI	MANAGEMENT AND CERTAIN RIGHTS AND
OBLIGATIONS OF THE PARTNERS                                          10

6.01	Power and Authority of the General Partner                      10
6.02	Services of General Partner                                     11
6.03	Compensation of General Partner                                 11
6.04	Reliance                                                        13
6.05	Additional Capital Requirements                                 13
6.06	Liability of the Partners; Indemnification                      13
6.07	Confidentiality                                                 14
6.08	Rights and Obligations With Respect To Opportunities            16

ARTICLE VII	[INTENTIONALLY OMITTED]                                  15

ARTICLE VIII	TRANSFER OF PARTNERSHIP INTERESTS                       15

8.01	Limitation on Transfers of Partnership Interests                16
8.02	General Partner Interest                                        17
8.03	Put/Call Agreement                                              17

ARTICLE IX	DISSOLUTION AND TERMINATION                               18

9.01	Events of Dissolution                                           18
9.02	Distributions Upon Liquidation                                  18
9.03	Survival of Obligations                                         19

ARTICLE X	MISCELLANEOUS                                              19

10.01	Fees and Expenses                                              19
10.02	Law Governing                                                  19
10.03	Arbitration                                                    19
10.04	Notices                                                        19
10.05	Entire Agreement                                               19
10.06	Binding Effect; Non-Assignment                                 20
10.07	Publicity.  [Intentionally Omitted]                            20
10.08	Counterparts                                                   20
10.09	Severability                                                   20
10.10	Partition                                                      20
10.11	Waivers and Amendments                                         20
10.12	Captions                                                       20
10.13	Gender, Etc                                                    21
10.14	Creditors                                                      21
10.15	No Third-Party Beneficiaries                                   21

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                            DAKA RESTAURANTS, L.P.

                         Limited Partnership Agreement

THIS LIMITED PARTNERSHIP AGREEMENT ("Agreement"), dated as of February 8, 1995 is entered into by and between Daka, Inc., a Massachusetts corporation ("Daka"), and ServiceMaster Management Services L.P., a Delaware limited partnership ("ServiceMaster") (Daka and ServiceMaster are sometimes referred to herein collectively as the "Partners" and each individually as a "Partner"), with respect to the formation and operation of a limited partnership to be named "Daka Restaurants, L.P." (the "Partnership").

WHEREAS, in connection with the execution of this Agreement by ServiceMaster, ServiceMaster is transferring certain assets (the "Subject Assets") to the Partnership, pursuant to that certain Business Transfer Agreement of even date herewith (the "Business Transfer Agreement") by and among the Partnership and ServiceMaster;

WHEREAS, Daka and ServiceMaster desire to form the Partnership to own and operate the business comprised of the Subject Assets and, subject to the limitations set forth in
Article VI hereof, to own, operate, acquire and develop the business of (i) providing contract food service management, (ii) manufacturing, fabricating, selling and installing fixtures and equipment used in the food service industry and (iii) providing construction management services in the food service industry and otherwise transact, carry on or engage in any lawful business in which a limited partnership formed pursuant to the Delaware Revised Uniform Limited Partnership Act may engage;

WHEREAS, in furtherance of the purpose of this Agreement, Daka is willing to contribute cash to the Partnership as provided herein;

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants set forth below, the parties hereby agree as follows:

                            ARTICLE I

                        GENERAL PROVISIONS

1.01	Formation of the Partnership.  The Partnership
is hereby formed as a limited partnership under the Delaware Revised Uniform Limited Partnership Act (the "Uniform Act") with Daka as the general partner thereof (Daka, in its capacity as general partner, or such other general partner as may be named hereunder, the "General Partner").

1.02	Name of the Partnership.  The name of the
Partnership shall be "Daka Restaurants, L.P.," or such other name as the General Partner may from time to time determine.
The General Partner shall cause to be filed on behalf of the Partnership such partnership or assumed or fictitious name certificate or certificates as may from time to time be required by law. The Partnership may do business under such names as the General Partner may select.

1.03	Purpose of the Partnership.  The purpose of the
Partnership shall be to transact, carry on or otherwise engage in any business that a limited partnership formed pursuant to the Uniform Act may transact, carry on or in which such a limited partnership may otherwise engage including, without limitation:

(a)	to own, acquire, develop and operate dining
operations at and the provision of contract food service management to colleges, universities, schools, academies, correctional facilities and other businesses;

(b)	to own, acquire, develop and operate the
business of manufacturing, fabricating, selling and installing fixtures and equipment used in the food service industry;

(c)	to own, acquire, develop and operate the
business of providing construction management services in the food service industry; and

(d)	to make and perform all contracts and engage in
all activities and transactions necessary or advisable to carry out the foregoing purposes, including, without limitation, purchasing, selling, pledging, transferring, conveying and exercising all rights, privileges and incidents of ownership or possession with respect to any and all Partnership property.

1.04	Referral of Business Opportunities.
ServiceMaster acknowledges and agrees that it is the intention of the Partnership to pursue opportunities referred to it by ServiceMaster to expand its contract food service management business and related businesses (each, an "Opportunity"). If, in the course of its business, ServiceMaster intends to bid for or make a proposal (a "Proposal") relating to the provision of goods or services to any party (whether or not an affiliate of ServiceMaster) any one or more component of which constitutes an Opportunity, ServiceMaster will, if appropriate, inform the Partnership of such Opportunity, it being understood by all parties that ServiceMaster shall not be obligated to refer any Opportunity to the Partnership whether within the Partnership's line of business or not, shall not be restricted from providing third parties with opportunities to bid on Opportunities or from bidding on or otherwise pursuing Opportunities directly or through affiliates and shall have no liability to the Partnership or to Daka if it promotes any provider of services similar to those provided by the Partnership and Daka other than the Partnership or Daka, except in each case to the extent otherwise provided by Section 3.2 of the Business Transfer Agreement. If the Partnership elects to pursue an Opportunity which ServiceMaster elects to refer to it, ServiceMaster and the Partnership shall co-operate in the pursuit of such Opportunity.
  If the Partnership elects not to exercise its option to pursue the Opportunity, ServiceMaster may pursue such Opportunity itself or offer such Opportunity to other persons or entities, as the case may be. In the event that ServiceMaster offers an Opportunity to the Partnership and the Partnership acquires such Opportunity, the Partnership and ServiceMaster shall negotiate in good faith with respect to a fair and equitable allocation of any sales commission or referral fee relating to a bid or proposal covering an Opportunity as well as goods or services outside the Partnership's line of business and the Partnership shall reimburse ServiceMaster in an amount equal to that portion of the sales commission or referral fees, allocable solely to the Opportunity, but shall have no obligation to reimburse ServiceMaster for any commission or referral fee in excess of such allocable portion. ServiceMaster further acknowledges and agrees that Daka and its affiliates shall not be obligated to refer any business opportunity to the Partnership, whether within the Partnership's line of business or not, shall not be restricted from providing third parties with any such business opportunities or from bidding on or otherwise pursuing such business opportunities directly or through affiliates and shall have no liability to the Partnership or to ServiceMaster if it promotes any provider of services similar to those provided by the Partnership or ServiceMaster other than the Partnership or ServiceMaster.

1.05	Place of Business of the Partnership.  The
principal place of business of the Partnership shall be located at One Corporate Place, 55 Ferncroft Road, Danvers, Massachusetts 01923-4001. The General Partner may, at any time and from time to time, change the location of the Partnership's principal place of business and may establish such additional place or places of business of the Partnership as it may from time to time determine.

1.06	Duration of the Partnership.  The Partnership
shall commence on the date hereof and shall continue until terminated in accordance with Article IX hereof.

1.07	Partners' Names and Addresses.

The names and business addresses of the Partners are as follows:


   Daka, Inc.
   One Corporate Place
   55 Ferncroft Road
   Danvers, MA  01923-4001
   Attn: Charles W. Redepenning, Jr.
         Senior Vice President and General Counsel


   ServiceMaster Management Services L.P.
   One ServiceMaster Way
   Downers Grove, IL 60515
   Attn: Brian D. Oxley
   President and Chief Operating Officer

1.08	Liability of the General Partner.  The General
Partner shall have such liability for the repayment, satisfaction and discharge of the debts, liabilities and obligations of the Partnership as is provided by the Uniform Act of the general partner of a limited partnership.

1.09	Title to Partnership Property.  All property
owned by the Partnership, whether real or personal, tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually, shall have any ownership of such property. The Partnership may hold any of its assets in its own name or in the name of its nominee, which nominee may be one or more individuals, partnerships, trusts or other entities.

                          ARTICLE II

                      TRANSFER OF ASSETS

2.01	Cash Investment by Daka.  Subject to the
provisions of this Agreement, Daka hereby assigns, transfers and conveys to the Partnership the amount of $10,085,439 in immediately available funds and the Partnership hereby conveys to Daka an 80.01% General Partner Interest in the Partnership.

2.02	Transfer of Business by ServiceMaster.  In
connection with the execution and delivery of this Agreement, ServiceMaster is transferring and conveying to the Partnership the Subject Assets pursuant to the Business Transfer Agreement and pursuant to the Business Transfer Agreement the Partnership hereby conveys to ServiceMaster of a 19.99% Limited Partner Interest in the Partnership.

2.03	Limitation on Certain Transfers by the
Partnership. Without the consent of ServiceMaster, the Partnership shall not assign, convey or otherwise transfer to any other person any of the Subject Assets or any Opportunity (or asset resulting from the pursuit of an Opportunity). Notwithstanding the foregoing, the Partnership shall be permitted to grant a security interest in, collaterally assign or grant a mortgage on its property and assets in favor of The Chase Manhattan Bank, N.A., as agent, pursuant to that certain Amended and Restated Credit Agreement dated as of April 29, 1994, as amended, or any other agreement or instrument relating to indebtedness refinancing, refunding or otherwise replacing any indebtedness thereunder, subject to Section 6.1 hereof. Daka hereby agrees that, other than in its capacity as General Partner and for the benefit of the Partnership, without the prior written consent of ServiceMaster it will not and it will cause its affiliates not to, directly or indirectly, make bids or proposals or any contract for the maintenance of or conduct dining operations or the provision of contract foodservice management services to any of the customers identified on
Schedule 1.1(d) to the Business Transfer Agreement or to any other customer with whom DRLP shall enter into a contract after the date hereof.

                          ARTICLE III

                BOOKS, RECORDS AND BANK ACCOUNTS

3.01	Books and Records.  In addition to and
separate from the books and records required to be maintained by
Article IV, the General Partner shall keep just and true books of account with respect to the operations of the Partnership in accordance with generally accepted accounting principles consistently applied ("GAAP") and shall close and balance such books at the end of each fiscal year of the Partnership. Such books shall be maintained at the principal place of business and the local office of the Partnership, or at such other place as the General Partner shall determine, and all Partners, and their duly authorized representatives, shall at all reasonable times have access to such books.

3.02	Fiscal Year and Accounting Principles.

(a)	 The fiscal year of the Partnership shall
be the twelve fiscal periods ending on the Saturday closest to June 30 of each calendar year unless otherwise required by the Internal Revenue Code of 1986, as amended (the "Code").

(b)	In maintaining the books and records required
by Section 3.01, the General Partner shall apply the following principles for determining its results from operations:

(i)	Revenues and gross profits with respect to
each location where the Partnership maintains dining operations or provides contract food services (a "Contract Site") shall be determined in accordance with GAAP and shall reflect all costs and benefits of providing the services, including insurance costs, employee benefit costs and purchasing related rebates.

(ii)	Daka shall bear the cost of providing to the
Partnership services such as accounting (but specifically excluding auditing services), management personnel above the level of foodservice director/general manager (but specifically excluding personnel the cost of which is charged to or allocated among profit and loss statements of one or more specific Contract Sites in accordance with ServiceMaster's current practices), marketing and bid preparation, in-house legal services and other expense items commonly referred to as corporate overhead to the extent that such items are not directly attributable to operations at Contract Sites in exchange for the management fee set forth in Section 6.03(a) of
this Agreement.   No such items of overhead will be charged by
Daka to or reimbursed to Daka by the Partnership except for services provided by Daka, such as facilities design, marketing or similar services, to the extent directly related to a specific Contract Site.

(iii) 	Goodwill recorded on the Partnership's
opening balance sheet in accordance with GAAP shall be amortized using a useful life consistent with the goodwill amortization policies and amortization period currently used by DAKA International, Inc., a Delaware corporation and the parent company of Daka ("DAKA International"), for external reporting of its consolidated financial results of operations.

(iv)	In accordance with Section 6.03(b) of this
Agreement, the Partnership shall bear the cost of all third-party professional services and out-of-pocket expenses incurred in the operation of the Partnership, including, without limitation, legal and audit fees, costs and expenses, amounts payable to third party contractors and reasonable travel expenses of management personnel of DAKA International allocable to the provision of services to the Partnership.

3.03	Reports.

(a) As soon as practicable after the end of each of the fiscal periods of each fiscal year, the General Partner shall cause to be prepared and sent to each Partner a statement showing the results of operations during such fiscal period and for the year to date (including all changes in each Partner's capital account) and a balance sheet for the Partnership.

(b) Within 120 days after the end of each fiscal year the General Partner shall cause to be prepared and sent to each Partner a statement of the amount which would be payable for ServiceMaster's Partnership Interest if the put granted by the Put and Call Agreement between ServiceMaster and DAKA International had been exercised as of such year end.

(c) Within 120 days after the end of each fiscal year, the General Partner shall cause to be prepared and sent to each Partner a financial report of the Partnership, including an audited balance sheet and a profit and loss statement, a statement of the changes in each Partner's capital account during that fiscal year in such detail as shall be reasonably requested by either Partner, together with the report of the Partnership's independent certified public accountants with respect thereto; provided, however, that if Daka and ServiceMaster waive the requirement for audited financial statements of the Partnership for any fiscal year, this Section
3.03 shall be satisfied through the delivery by the General
Partner of unaudited financial statements accompanied by a letter of the Partnership's independent certified public accountants stating that the financial statements of the Partnership for the fiscal year then ended were prepared in accordance with the provisions of this Article III and (except to the extent this Article III or, in the case of paragraph (b) of this Section 3.03, the Put and Call Agreement otherwise requires) in accordance with GAAP.

(d) All financial statements required by paragraphs (a) (b) and (c) of this Section 3.03 shall be prepared in accordance with the provisions of this Article III and (except to the extent this Article III otherwise requires) in accordance with GAAP.

(e) In addition, within 75 days after the end of each fiscal year, the General Partner shall furnish to each Partner such information as may be needed to enable each Partner to file its Federal income tax return, any required state income tax return and any other reporting or filing requirements imposed by any governmental agency or authority. The cost of all such reporting shall be paid by the Partnership as a Partnership expense. Any Partner may, at any time, upon reasonable notice, at such Partner's own expense, cause an audit of the Partnership's books to be made by a certified public accountant of its own selection.

3.04	Bank Accounts.  The General Partner shall be
responsible for causing one or more accounts to be maintained in a bank (or banks) which is a member of the Federal Deposit Insurance Corporation, which accounts shall be used for the payment of the expenditures incurred by the Partnership, and in which shall be deposited any and all cash receipts. All deposits and funds not needed in the operation of the business of the Partnership may be invested in savings accounts at savings and loan institutions, reputable money market accounts, United States government securities and such short-term high quality liquid debt securities as the General Partner shall determine. All such amounts shall be and remain the property of the Partnership, and shall be received, held and disbursed by the General Partner for the purposes specified in this Agreement. There shall not be deposited in any of said accounts any funds other than funds belonging to the Partnership.

                           ARTICLE IV

                CAPITAL CONTRIBUTIONS; TAX MATTERS

4.01	Capital Contributions and Advances.

(a)	Pursuant to the Business Transfer Agreement,
DAKA International is guaranteeing (the "DAKA Guaranty") the Partnership's obligation to pay to ServiceMaster the DRLP Payoff Obligation. In addition, Daka agrees to provide from time to time, as advances to the Partnership, cash necessary to fund the Partnership's working capital needs related to the conduct of the business operations of the Partnership. Any amount which DAKA International pays pursuant to the DAKA Guaranty, whether paid directly to ServiceMaster or paid to the Partnership to enable it to pay the DRLP Payoff Obligation in whole or in part, and all advances made by Daka to the Partnership are referred to herein as "Advances" and shall be repaid by the Partnership to Daka from the first available funds after payment in full of the DRLP Payoff Obligation, but before any distributions to the Partners pursuant to Article V hereof, provided that no interest shall accrue on any Advances.

(b)	No interest shall accrue on any contributions
to the capital of the Partnership, and no Partner shall have the right to withdraw or to be repaid any capital contributed by it or to receive any other payment in respect of its interest in the Partnership, including, without limitation, as a result of the withdrawal of such Partner from the Partnership, except as specifically provided in this Agreement.

4.02	Capital Accounts.   A separate capital account
(each, a "Capital Account") shall be maintained for each Partner in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv), and this Section 4.02 shall be interpreted and applied in a manner consistent therewith. Whenever the Partnership would be permitted to adjust the Capital Accounts of the Partners pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) to reflect revaluations of Partnership property, the Partnership shall so adjust the Capital Accounts of the Partners. In the event that the Capital Accounts of the Partners are adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) to reflect revaluations of Partnership property, (i) the Capital Accounts of the Partners shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain or loss, as computed for book purposes, with respect to such property and (ii) the Partners' distributive shares of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to such property shall be determined so as to take account of the variation between the adjusted tax basis and book value of such property in the same manner as under Code Section 704(c). In the event that Code Section 704(c) applies to Partnership property, the Capital Accounts of the Partners shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain and loss, as computed for book purposes, with respect to such property. In applying clause (ii) of the second preceding sentence and all of the preceding sentence, the provisions of Section 4.05 shall apply. The Capital Accounts shall be maintained for the sole purpose of allocating items of income, gain, loss and deduction among the Partners and shall have no effect on the amount of any distributions to any Partners in liquidation or otherwise. The amount of all distributions to the Partners shall be determined pursuant to
Article V. Notwithstanding any provision contained herein to the contrary, no Partner shall be required to restore any negative balance in its Capital Account.

4.03	Percentage Interests.  For purposes of this
Agreement, the "Percentage Interest" of each Partner is the percentage set forth opposite that Partner's name below, except as such percentage may be changed pursuant to Section 8.01 hereof:

                     Partner				    	Percentage Interest

                     Daka						            80.01%
                     ServiceMaster					    19.99%

The interest of Daka in the Partnership shall be entirely as the General Partner. The interest of ServiceMaster shall be entirely as a limited partner.

4.04	Allocation of Profit and Losses.  All items of
Partnership income, gain, loss, and deduction as determined for book purposes shall be allocated among the Partners, and shall be credited or debited to their respective Capital Accounts in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv), so as to ensure to the maximum extent possible (i) that such allocations satisfy the economic effect equivalence test of Treasury Regulations Section 1.704-1(b)(2)(ii)(i) (by allocating items that can have economic effect in such a manner that the balance of each Partner's Capital Account at the end of any taxable year (increased by such Partner's "share of partnership minimum gain" as defined in Treasury Regulations Section 1.704-2) would be positive in the amount of cash that such Partner would receive (or would be negative in the amount of cash that such Partner would be required to contribute to the Partnership) if the Partnership sold all of its property for an amount of cash equal to the book value (as determined pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)) of such property (reduced, but not below zero, by the amount of nonrecourse debt to which such property is subject) and all of the cash of the Partnership remaining after payment of all liabilities (other than nonrecourse liabilities) of the Partnership were distributed in liquidation immediately following the end of such taxable year pursuant to Article V) and (ii) that all allocations of items that cannot have economic effect (including credits and nonrecourse deductions) are allocated to the Partners in accordance with the Partners' interests in the Partnership, which, unless otherwise required by Code Section 704(b) and the Treasury Regulations promulgated thereunder, shall be their Percentage Interests for the taxable year.

4.05	Section 704(c) Items.  Except to the extent
otherwise required by the Code, Treasury Regulation Section 1.704-3 shall apply to all tax allocations governed by Code
Section 704(c) and all "reverse section 704(c) allocations." As soon as practicable after the formation of the Partnership and in any event not later than June 30, 1995, ServiceMaster shall select one of the three specified methods for such allocations provided in the applicable Treasury Regulations under the Code.

                        ARTICLE V

                   CASH DISTRIBUTIONS

5.01	Ordinary Distributions.

(a)	The General Partner shall in its discretion
determine the timing and amount of distributions to the Partners of cash available after (i) paying all Partnership expenses, including the Management Fee (as defined in Section 6.03(a) hereof) and any reimbursement of the General Partner for costs or expenses reimbursable pursuant to Section 6.03(b) hereof,
(ii) paying the full amount of the DRLP Payoff Obligation, (iii) repaying the full amount of any outstanding Advances and (iv) setting aside such reserves for working capital, contingent liabilities, investment in or replacements of capital assets or other permissible Partnership expenditures as determined by the General Partner to be necessary to meet the current or anticipated future needs of the Partnership; provided, however, that no repayment of Advances or cash distributions pursuant to this Article V may be made by the Partnership until and unless the full DRLP Payoff Obligation has been paid in full.

(b) 	Any distributions of cash available as
described in clause (a) above shall be made in the following order of priority:

(i)	First, to the repayment of any unpaid Advances
made pursuant to Section 4.01 and any Additional Capital
Contributions made by a Partner in accordance with Section 6.05 hereof (as such term is defined herein); and

(ii)	Thereafter, to the Partners in proportion to
their Percentage Interests.

(c) Without limiting the generality of the foregoing provisions, cash generated by the Partnership shall not be kept or concentrated in a central cash management account used to collect cash for other Daka affiliates unless ServiceMaster shall consent to such arrangement and unless the Partnership shall be compensated for the time value of the money on terms reasonably satisfactory to ServiceMaster.

                             ARTICLE VI

             MANAGEMENT AND CERTAIN RIGHTS AND OBLIGATIONS
                          OF THE PARTNERS

6.01	Power and Authority of the General Partner.

(a)	 The General Partner shall be solely
responsible for the management of the Partnership business and shall have all power and authority necessary or convenient for the administration and operation of the business and affairs of the Partnership, which power and authority shall include, without implied limitation, the power and authority on behalf of the Partnership and at the Partnership's expense to:

(i)	Acquire Property.  Acquire real and personal
property, and interests therein, on behalf of the Partnership;

(ii)	Deal in Partnership Assets.  Deal in and with
the assets of the Partnership, including without limitation, selling, leasing, developing, constructing, improving, rehabilitating, operating, maintaining, mortgaging, encumbering, pledging, creating security interests in, creating easements in and conveying all or any part of any real or personal property of the Partnership;

(iii)	Contracts.  Enter into contracts in
connection with the conduct of the business of the Partnership;

(iv)	Handle Claims.  Subject to the provisions of Section 8
of the Business Transfer Agreement, bring, defend, compromise, collect, pay, adjust, arbitrate or otherwise take any action with respect to any claim available to or against the Partnership;

(v)	Pay Expenses.  Pay Partnership expenses
properly incurred in the administration and operation of the business and affairs of the Partnership;

(vi)	Borrow Money.  Borrow money from Daka or DAKA
International and borrow money, issue evidences of indebtedness and grant security interests in assets of the Partnership with respect to purchase money debt or capitalized leases relating to the financing of the Partnership's fixed assets;

(vii)	Guaranties and Liens.  Cause the Partnership
to (x) guaranty senior indebtedness for money borrowed from banks or other financial institutions of Daka or DAKA International or any subsidiary thereof and the performance of obligations related to such indebtedness or (y) grant security interests in and/or mortgage assets of the Partnership with respect to such indebtedness to the extent required by such banks or financial institutions;

(viii)	Hire Others.  Employ, engage, hire or
otherwise secure the services of such individuals or entities as may be necessary or advisable for the proper operation of the business of the Partnership subject to the limitations set forth in Section 3.02(b)(ii);

(ix)	Prepare and Record Documents.  Prepare,
execute, acknowledge by appropriate signature and file, record, publish and deliver all instruments or documents necessary or convenient to effectuate any actions of the Partnership; and

(x)	Other Action.  Take any other action incident
to any of the above clauses or permitted or required of general partners under the Uniform Act subject to the limitations set forth in clause (b) below.

(b)	Notwithstanding the provisions of clause (a)
above, the General Partner shall not have the power and authority to do any of the following without the prior written consent of ServiceMaster:

(i)	Certain Borrowings.	Except as permitted by
Section 6.01(a)(vi), borrow money from any person other than Daka or DAKA International;

(ii)	Security for Advances.   Until and unless the
DRLP Payoff Obligation has been paid in full, grant security interests in assets of the Partnership with respect to Advances;

(iii)	Scope of Partnership Business.   Cause the
Partnership to engage in any business other than (x) owning the Subject Assets and operating the business transferred to the Partnership by ServiceMaster pursuant to the Business Transfer Agreement (which includes submitting bids and proposals to existing customers and their affiliates) or (y) pursuing Opportunities and owning and operating assets or businesses resulting from such pursuit;

(iv)	Loans.  Cause the Partnership to lend funds
to any Partner or any other person.

6.02	Services of General Partner.  The General
Partner shall (a) provide the services described in Section 3.02(b)(ii) and make management decisions for the Partnership,
(b) engage accountants, attorneys and other professionals for the provision of accounting, legal and other services to the Partnership, and (c) maintain the books and records of the Partnership required by Article III and Article IV.

6.03	Compensation of General Partner.

(a)	In consideration of the services to be
provided by the General Partner to the Partnership pursuant to
Section 6.02, the Partnership will make a guaranteed payment to the General Partner of a monthly management fee (the "Management
Fee"), calculated in accordance with the provisions of this
Section 6.03, payable in advance on the first business day of each month. During the period from February 8, 1995 to January 31, 1995, the Management Fee for each month shall equal three and one-half percent (3.5%) of the Managed Volume (as defined below) budgeted for such month. During the period from and including February 1, 1996 to January 31, 1997, the Management Fee for each month shall equal three and one-quarter percent (3.25%) of the Managed Volume budgeted for such period. On and at all times after February 1, 1997, the monthly Management Fee for each month shall equal three percent (3%) of the Managed Volume for such month as set forth on the budget of the Partnership for such month. The Management Fee payable on the first day of each month shall be based upon the budgeted Managed Volume for that month as reasonably determined by the General Partner. In the event that Managed Volume for any month is greater than (or is less than) the amount budgeted therefor, the Partnership (or the General Partner, as appropriate) shall, not more than 30 days after the end of each such month, reconcile and adjust such monthly Management Fee to the actual Managed
Volume for such month. "Managed Volume" shall mean the total revenues, determined in accordance with GAAP of the Partnership from the business of the Partnership, including without limitation from any and all contracts, arrangements or other agreements relating to any activity of the Partnership (it being understood that, regardless of GAAP, for those contract food service accounts operated on a management fee basis, the amount of total revenues shall be calculated as if such account had been operated on a profit and loss basis), plus any subsidy paid to the Partnership or payable by any party under any such contract, arrangement or agreement other than the Partnership).

(b)    The Partnership shall reimburse the General
Partner (to the extent not directly paid by the Partnership) for all third party and out-of-pocket expenses incurred by the General Partner in connection with the operation of the Partnership, including, without limitation, legal and audit fees, costs and expenses, amounts payable to third-party contractors, and reasonable travel expenses of management personnel of DAKA International allocable to the provision of services to the Partnership.

(c)	Each of the Partnership and the General Partner
shall reimburse the other, as appropriate, for all costs and expenses (including, without limitation, cash compensation and fringe benefits) relating to employees, temporary employees and other personnel employed in positions having job descriptions or titles subordinate to that of "District Manager" (or an equivalent position) of the General Partner in the event that any one or more employee of the General Partner or the Partnership is temporarily assigned to work for the other.

(d) Any and all goods and services supplied by the General Partner or any of its affiliates to the Partnership shall be supplied at cost and the allocation of costs to the Partnership shall not be less favorable to the Partnership than the allocations employed to allocate costs to the General Partner and its affiliates, provided that (i) this provision shall not cover services to be provided in exchange for the Management Fee (because the agreed price for those services is the Management Fee) and
(ii) this provision does not authorize charging the Partnership for overhead or other items which are not to be charged to the Partnership pursuant to
Section 3.02 (b)(ii) or other express provisions of this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall restrict the ability of the General Partner or any of its affiliates to enter into purchasing and other supply or procurement agreements or arrangements with third party vendors on a group basis for the benefit of multiple entities including the Partnership and this Section 6.03(d) shall not require that goods or services provided to the Partnership under any such agreement or arrangement be supplied on terms different from those applicable to Daka or any of its affiliates covered by such agreement or arrangement.

6.04	Reliance.  Persons dealing with the Partnership
shall be entitled to rely on a copy of any resolution or other action taken by the General Partner, certified by the Secretary, any Assistant Secretary or any officer thereof, as conclusive evidence of such action and of the authority of the officer referred to in such resolution or other action to bind the Partnership to the extent set forth therein.

6.05	Additional Capital Requirements.

(a)	If at any time the General Partner
determines that expenditures exceed receipts (in which event a "shortfall" shall be deemed to exist), the General Partner shall give each Partner written notice of the amount of such shortfall. Any Partner may decline to contribute its share of such shortfall without breaching its obligations to the other Partners or the Partnership except that Daka shall be required to make cash advances to the Partnership in accordance with the requirements of Section 4.01(a). The additional capital contributed by any Partner pursuant to this Section 6.05 is referred to herein as an "Additional Capital Contribution."

(b)	Any notice delivered to any Partner in the
Partnership relating to any Additional Capital Contribution shall be in the form of a written notice specifying the aggregate dollar amount and a date (which shall be the same date for all Partners) on which such Additional Capital Contribution shall be due. Such notice shall be deemed sufficiently given if personally delivered, transmitted by facsimile, or sent postage prepaid by overnight courier or registered or certified mail, return receipt requested to the address of such Partner designated in writing to the Partnership by such Partner.

(c)	The failure by any Partner to make any
Additional Capital Contribution under this Section 6.05 shall not decrease that Partner's Percentage Interest in the Partnership, and conversely, any Additional Capital Contribution made by any Partner under this Section 6.05 shall not increase that Partner's Percentage Interest in the Partnership.

6.06	Liability of the Partners; Indemnification.

(a)	The Partners and their respective
affiliates shall not have any liability to the Partnership or to any other Partner for any loss suffered by the Partnership which arises out of any action or inaction of such Partner undertaken in carrying out its responsibilities hereunder if such Partner, in good faith, determined that such course of conduct was in the best interests of the Partnership and such course of conduct did not constitute (a) gross negligence or wilful misconduct on the part of such Partner, (b) a breach of a material provision of this Agreement or (c) a violation of the Uniform Act.

(b)	The parties hereto hereby acknowledge and agree
that both the General Partner and any subsidiary or affiliate of the General Partner and (without limitation of ServiceMaster's obligations under Section 3.2 of the Business Transfer Agreement) ServiceMaster and any subsidiary or affiliate of ServiceMaster may engage independently or with others in other business ventures of every nature and description, including, without limitation, the sale of goods and the provision of services of the kind and nature sold or provided by the Partnership. Nothing in this Agreement shall be deemed to prohibit the General Partner or any subsidiary or affiliate of the General Partner or (without limitation of ServiceMaster's obligations under Section 3.2 of the Business Transfer Agreement) ServiceMaster and any subsidiary or affiliate of ServiceMaster from dealing or otherwise engaging in any such business ventures or from conducting business with persons or entities transacting business with the Partnership. Neither the Partnership nor any Partner shall have any right by virtue of this Agreement or the partnership relationship created hereby in or to such other ventures or activities or to the income or proceeds derived therefrom, and the pursuit of such ventures, even if competitive with the business of the Partnership, shall not be deemed wrongful or improper.

(c)	Each of the Partners and their respective
officers, directors, employees, agents, representatives and affiliates (collectively, the "Indemnitees") shall be indemnified by the Partnership against any and all claims, losses, judgments, liabilities, damages, costs, expenses (including attorney's fees) and amounts paid in settlement (collectively, "Damages") sustained by them as a result of any action or inaction of such Partner undertaken in carrying out its responsibilities as a Partner, provided that the same (i) were not the result of gross negligence or wilful misconduct on the part of such Partner, (ii) did not entail a breach of a material provision of this Agreement or (iii) did not constitute a violation of the Uniform Act. Any Damages incurred by an Indemnitee shall be paid by the Partnership or reimbursed to the Indemnitee paying such Damages on a current basis, provided that such Indemnitee furnishes the Partnership with a written undertaking to repay all such amounts in the event it is finally determined that such Indemnitee was not entitled to be indemnified with respect to such claim. Any indemnity of the Partnership under this Section 6.06(b) shall be paid from, and only to the extent of, Partnership assets, and no Partner shall have any personal liability on account thereof.

6.07	Confidentiality.

(a)	Except as required in the performance of
its duties to the Partnership, ServiceMaster (including the directors, officers, employees, agents and shareholders thereof) shall not, during the term of this Agreement or at any time thereafter, directly or indirectly, publish, use, disclose, or make available to any person, firm, partnership, association, corporation or other entity, whether or not a competitor of the Partnership or Daka, other than ServiceMaster's attorneys, accountants and financial advisors as reasonably necessary to advise them on legal, accounting, tax or other business aspects of this Agreement, any confidential information concerning the assets, business or affairs of the Partnership or Daka, including, without limitation, any trade secrets, sources of supply, costs, pricing practices, customer lists, financial data, employee information or information as to the Partnership's or Daka's organizational structure, except for such information as comes into the public domain through any means other than by the action of ServiceMaster or except as required by law, provided that the requirements of this paragraph shall not prohibit ServiceMaster from making such disclosures as ServiceMaster reasonably deems necessary to comply with the disclosure requirements imposed by applicable securities laws, to prepare its financial statements or to prosecute or defend against any claim.

(b)	Except as required in the performance of its
duties to the Partnership, Daka (including the directors, officers, employees, agents and shareholders thereof) shall not, during the term of this Agreement or at any time thereafter, directly or indirectly, publish, use, disclose, or make available to any person, firm, partnership, association, corporation or other entity, whether or not a competitor of the Partnership, other than Daka's attorneys, accountants and financial advisors as reasonably necessary to advise Daka on legal, accounting, tax or other business aspects of this Agreement, any confidential information concerning the assets, business, or affairs of the Partnership or the terms of this Agreement, except for such information as comes into the public domain through any means other than by the action of Daka or except as required by law, provided that the requirements of this paragraph shall not prohibit Daka or any of its affiliates from making such disclosures as Daka reasonably deems necessary to comply with the disclosure requirements imposed by applicable securities laws, to prepare its financial statements or to prosecute or defend against any claim.

6.08	Rights and Obligations With Respect To
Opportunities. In clarification of the rights and obligations of the parties under Section 1.04 hereof, the parties hereby agree that (i) ServiceMaster shall have no liability to the General Partner or the Partnership in the event that ServiceMaster elects not to inform the Partnership with respect to (or otherwise fail to provide the Partnership with) any particular Opportunity and (ii) the General Partner shall have no liability to the Partnership or ServiceMaster in the event that the General Partner elects not to cause the Partnership to pursue any Opportunity presented to it by ServiceMaster.

                         ARTICLE VII

                   [INTENTIONALLY OMITTED]


                        ARTICLE VIII

              TRANSFER OF PARTNERSHIP INTERESTS

8.01	Limitation on Transfers of Partnership
Interests.

(a)	The interests of ServiceMaster in the
Partnership (the "Limited Partnership Interest") may not be sold, transferred, assigned or otherwise conveyed, in whole or in part, including without limitation any transfer pursuant to any liquidation, dissolution, merger or similar transaction involving such Partner (a "Transfer"), except (i) to a successor or a person controlling, controlled by or under common control with ServiceMaster, (ii) pursuant to that certain Put and Call
Agreement of even date herewith (the "Put/Call Agreement") by and between ServiceMaster and DAKA International, Inc. or (iii) as part of the sale of all or substantially all the assets or equity of the business unit which holds the Limited Partnership Right, so long as such unit holds significant assets other than the Limited Partnership Interest, upon the execution by ServiceMaster of a written assignment, the execution by the transferee of this Agreement and the written assumption by the transferee of the obligations of ServiceMaster hereunder; provided, however, that any such Transfer shall not be permitted if the Partnership delivers to ServiceMaster an opinion of counsel that such Transfer will result in the Partnership being classified as an association or otherwise taxable as a corporation for United States Federal income tax purposes. In the event of any such Transfer, the transferee shall become a substituted Limited Partner hereunder. ServiceMaster shall notify the General Partner of a proposed Transfer hereunder not less than 30 days prior to the proposed consummation of the Transfer and shall provide to the General Partner such information concerning the proposed Transfer and the proposed transferee as the General Partner shall reasonably request.

(b) No Transfer shall be binding upon the Partnership until the General Partner has received an executed copy of such assignment in form and substance satisfactory to the General Partner. The Partnership and the Partners shall be entitled to treat the record owner of any Limited Partnership Interest as the absolute owner thereof in all respects and shall incur no liability for distributions of cash or other property made in good faith to such owner until such time as a written assignment of such interest has been received by the General Partner.

8.02	General Partner Interest.  The interest of the
General Partner shall not be assignable; provided, however, that
(i) ServiceMaster acknowledges that Daka has agreed to, and will as soon as practicable after the date hereof, pledge its interest in the Partnership to banks and/or their agents in connection with borrowed money indebtedness of Daka, DAKA
International or any subsidiary thereof and that upon a default with respect to such indebtedness, such banks will have all the rights and remedies of a secured creditor and all rights and powers of Daka with respect to the pledged interest to the extent provided in the agreement evidencing such indebtedness or pledge and the Uniform Act and (ii) after the DRLP Payoff
Obligation has been paid in full, such interest may be Transferred
(A) to a person controlling, controlled by or under common control with Daka or (B) as part of the sale of all or substantially all the assets or equity of the General Partner or a division or business unit which engages in the food service business upon the execution by the General Partner of a written assignment, the execution by the transferee of this Agreement and the written assumption by the transferee of the obligations of the General Partner hereunder; provided, however, that any such Transfer shall not be permitted if ServiceMaster delivers to the General Partner an opinion of counsel that such Transfer will result in the Partnership being classified as an association or otherwise taxable as a corporation for United States Federal income tax purposes. In the event of any such Transfer, the transferee shall become the General Partner hereunder and the Partnership shall cause the execution of any necessary papers including, without limitation, an amendment to the Certificate of Limited
Partnership to record the substitution of the transferee as General Partner. The General Partner shall notify ServiceMaster of a proposed Transfer hereunder not less than 30 days prior to the consummation of the Transfer and shall provide to ServiceMaster such information concerning the proposed Transfer and the proposed transferee as ServiceMaster shall reasonably request. Notwithstanding the foregoing, DAKA shall be permitted to grant a security interest in or collaterally assign the Call Right and its interest in this Agreement in favor of The Chase Manhattan Bank, N.A., pursuant to that certain Amended and Restated Credit Agreement dated as of April 29, 1994, as amended, or any other agreement or instrument relating to indebtedness refinancing, refunding or otherwise replacing any indebtedness thereunder.

8.03	Put/Call Agreement.  Each of the General
Partner and ServiceMaster hereby acknowledge that in connection with the transactions contemplated by this Agreement, DAKA
International and ServiceMaster have executed and delivered the Put/Call Agreement substantially in the form of Exhibit A hereto.

                       ARTICLE IX

               DISSOLUTION AND TERMINATION

9.01	Events of Dissolution.

(a)	The Partnership shall be dissolved upon the
earliest to occur of:

(i)	 February 10, 2005;

(ii)	on a date jointly designated by the Partners;

(iii)	upon the occurrence of any dissolution
event specified in the Uniform Act; or

(iv)	upon the sale or other disposition of all or
substantially all of the Partnership's assets.

(b)	Dissolution of the Partnership shall be
effective on the day on which the event occurs giving rise to the dissolution, but the Partnership shall not terminate until any doing business certificates regarding the Partnership shall have been canceled and the assets of the Partnership shall have been distributed as provided herein. Notwithstanding the dissolution of the Partnership, prior to the termination of the Partnership, as aforesaid, the business of the Partnership and the affairs of the Partners, as such, shall continue to be governed by this Agreement. Upon dissolution, the General Partner or, if there be none, a liquidator appointed by the Partners shall liquidate the assets of the Partnership, apply and distribute the proceeds thereof as contemplated by this Agreement and cause the cancellation of the Partnership's doing business certificates.

9.02	Distributions Upon Liquidation.

(a)	After payment of all unpaid Partnership
expenses, including the Management Fee (as defined in Section 6.03(a) hereof) and any reimbursement of the General Partner for costs or expenses reimbursable pursuant to Section 6.03(b) hereof, and of liabilities owing to creditors (including the DRLP Payoff Obligation and Advances), the General Partner or the liquidator shall set up such reserves as it deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership. Said reserves may be paid over by the General Partner or liquidator to a bank, to be held in escrow for the purpose of paying any such contingent or unforeseen liabilities or obligations and, at the expiration of such period as the General Partner or liquidator may deem advisable, such reserves shall be distributed to the Partners or their assigns in the manner set forth in Section 9.02(b) below.

(b)	After paying liabilities and providing for
reserves as provided in Section 9.02(a), the General Partner or liquidator shall cause the remaining net assets of the Partnership to be distributed to and among the Partners in the manner set forth in Section 5.01 hereof. In the event that, upon dissolution, any part of such net assets consists of notes or accounts receivable or other noncash assets, the General Partner or liquidator may take whatever steps it deems appropriate to convert such assets into cash or into any other form which would facilitate the distribution thereof. If any assets of the Partnership are to be distributed in kind, such assets shall be distributed on the basis of their fair market value net of any liabilities.

9.03	Survival of Obligations.  Except as otherwise
provided in this Agreement, no dissolution of the Partnership shall relieve, release or discharge any Partner or any of its successors, assigns, heirs or legal representatives, from any previous breach or default of, or any obligation previously incurred or accrued under, any provision of this Agreement, and any and all such liabilities, claims, demands or causes of action arising from any such breaches, defaults and obligations shall survive such dissolution and termination.

                        ARTICLE X

                      MISCELLANEOUS

10.01	Fees and Expenses.  Each Partner will bear
its own expenses in connection with the negotiation and execution of this Agreement, the Business Transfer Agreement and the Put/Call Agreement.

10.02	Law Governing.  This Agreement shall be
construed under and governed by the laws of the State of Delaware, excluding conflicts of laws provisions.

10.03	Arbitration.  The parties agree that any
dispute arising out of or relating to this Agreement or the breach, termination or validity hereof shall be finally settled by arbitration conducted expeditiously in accordance with the Arbitration Rules and Procedures of J.A.M.S./ENDISPUTE as in effect from time to time, which arbitration proceeding shall be conducted in Boston, Massachusetts. Judgment upon the award entered by the arbitrator(s) may be entered by any court having jurisdiction thereof. Each party shall bear its own expenses with respect to such proceeding.

10.04	Notices.  All notices, requests, demands and
other communications hereunder shall be deemed to have been duly given if delivered, or mailed by certified or registered mail, return receipt requested to any Partner at the address set forth in Section 1.07 hereof or to such other address of which any Partner may notify the other Partners as provided above.

10.05	Entire Agreement.  This Agreement, including
the Exhibits referred to herein, is complete; and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Agreement relied upon by all the parties hereto, have been expressed herein or in said Exhibits.

10.06	Binding Effect; Non-Assignment.  This
Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the Partners and their respective successors and assigns; provided, however, that this Agreement may not be assigned by any Partner without the prior written consent of the other Partners, except as otherwise expressly provided herein.

10.07	Publicity.  [Intentionally Omitted].

10.08	Counterparts.  This Agreement may be executed
in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one agreement. Every page of this Agreement in the form delivered by Daka to ServiceMaster has been initialed by Michael A. Woodhouse, Senior Vice President and Chief Financial Officer of Daka. Every page of this Agreement in the form delivered by ServiceMaster to Daka has been initialed by Alan D. Sutherland, Senior Vice President and Chief Financial Officer of ServiceMaster.

10.09	Severability.  In case any one or more of the
provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement, and a suitable and equitable provision shall be substituted for the invalid, illegal or unenforceable provision in order to carry out, so far as may be valid, legal or enforceable, the intent and purpose of such provision.

10.10	Partition.  The Partners hereby agree that no
Partner nor any successor-in-interest to any Partner shall have the right while this Agreement remains in effect to have the property of the Partnership partitioned, or to file a complaint or institute any proceeding at law or in equity to have the property of the Partnership partitioned, and each Partner, on behalf of himself, his successors, representatives, heirs, and assigns, hereby waives any such right. It is the intention of the Partners that during the term of this Agreement, the rights of the Partners and their successors-in-interest, as among themselves, shall be governed by the terms of this Agreement, and that the right of any Partner or successor-in-interest to assign, transfer, sell or otherwise dispose of his interest in the Partnership's properties shall be subject to the limitations and restrictions of this Agreement.

10.11	Waivers and Amendments.  The failure of any
Partner to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of such Partner's right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder, shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder. This Agreement may be amended only by a writing executed by all Partners.

10.12	Captions.  Titles or captions of Articles or
Sections contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

10.13	Gender, Etc.  In the case of all terms used in
this Agreement, the singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, as the context requires.

10.14	Creditors.  None of the provisions of this
Agreement shall be for the benefit of or enforceable by any creditor of any Partner or of the Partnership other than a Partner who is a creditor of the Partnership pursuant to the terms of this Agreement.

10.15	No Third-Party Beneficiaries.  This Agreement
is intended solely for the benefit of the parties hereto.
Neither this Agreement or any of the relationships or transactions contemplated hereby shall be deemed to create or enlarge any rights in any parties not a party hereto, under any theory of third-party beneficiary or otherwise.

IN WITNESS WHEREOF the Partners have executed this Agreement as a document under seal as of the 8th day of February, 1995.


                                       DAKA, INC.


                                       By:
                                             ----------------------------
                                       Name:
                                       Title:




                                       SERVICEMASTER MANAGEMENT SERVICES L.P.

                                       By:	SERVICEMASTER MANAGEMENT
                                           CORPORATION
                                           Its:  Managing General Partner


                                       By:
                                             ------------------------------
                                       Name:
                                       Title: